Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-214154 on Form S-4 of First Defiance Financial Corp. of our report dated February 29, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of First Defiance Financial Corp. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the related proxy statement / prospectus which is part of this Registration Statement.

/s/ Crowe Horwath LLP

South Bend, Indiana

November 28, 2016